                                                                    EXHIBIT 99.1


                               FOR MORE INFORMATION, CONTACT: Frank M. Jerneycic
                                                Childtime Learning Centers, Inc.
                                                  21333 Haggerty Road, Suite 300
                                                                  Novi, MI 48375
                                                                    248-697-9000


                       CHILDTIME LEARNING CENTERS REPORTS
             OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2004

NOVI, MI, November 24, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM) today announced operating results for the 12 weeks (second quarter 2004) and 28 weeks (year to date) ended October 10, 2003. Increased systemwide sales and improved gross profit were the highlights for second quarter 2004.

Net revenue for second quarter 2004 increased $1.5 million, or 3.5%, from the same period last year to $45.1 million. Learning Center revenues increased $1.3 million, with comparable center revenues, defined as centers opened 18 months or longer, increasing $0.9 million or 2.3%, and non-comparable centers increasing $0.4 million, partially offset by closed center revenues. Franchise Operations revenues, which consisted primarily of royalties, increased $0.2 million or 20.5% from the same period last year to $1.4 million. Net revenue for year to date 2004 increased $20.0 million, or 22.8%, from the same period last year to $107.8 million. The increase was primarily a result of additional revenues of $17.9 million contributed by Tutor Time centers and $2.1 million contributed by Franchise Operations, both of which were acquired at the end of first quarter 2003.

The increase in Franchise Operations revenues is a result of royalties generated from revenue increases experienced by the Company's franchisees. Tutor Time franchisee-owned centers reported revenues of $26.3 million for the quarter, an increase of 11.0% from the same period last year, with comparable center revenues increasing 5.0% for the quarter. Second quarter systemwide sales, which include revenues from franchisee-owned and Company-owned centers, grew to $70.2 million, an increase of 5.9% from the same period last year.

Gross profit for second quarter 2004 increased $1.4 million, or 53.4%, from the same period last year to $4.1 million. This increase was primarily a result of reduced personnel expenses achieved through improved labor efficiency. Gross profit for year to date 2004 increased $4.9 million, or 68.4%, from the same period last year to $12.1 million. This increase was a result of a $2.1 million increase in Franchise Operations, increased revenues from Tutor Time centers and increased Learning Centers gross profit as a result of reduced personnel expenses achieved through improved labor efficiency.

Operating loss for second quarter 2004 decreased $9.4 million from the same period last year to ($1.1 million). The improvement was primarily attributable to increased gross profit of $1.4

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million, decreased general and administrative expenses of $0.2 million, and decreased long lived fixed asset and intangible asset impairment charges of $7.6 million. Operating loss for year to date 2004 decreased $10.2 million from the same period last year to ($0.5 million). The improvement was primarily attributable to increased gross profit of $4.9 million and decreased long lived fixed asset and intangible asset impairment charges of $7.6 million, partially offset by increased general and administrative expenses of $2.1 million.

Net loss decreased to ($1.6 million) for second quarter 2004, compared to a net loss of ($11.4 million) for the same period last year. The second quarter improvement was primarily attributable to increased operating income of $9.4 million and decreased interest expense of $0.3 million. Year to date 2004 net loss decreased to ($1.8 million), compared to a net loss of ($16.8 million) for the same period last year. The year to date improvement was primarily attributable to increased operating income of $10.2 million and decreased expenses related to cumulative effect of changes in accounting principle of 5.0 million.

The second quarter 2004 loss per share was ($0.08) on a basic and diluted basis as compared to ($2.10) on a basic and diluted basis for the same period last year. Year to date 2004 loss per share was ($0.11) on a basic and diluted basis as compared to ($3.15) on a basic and diluted basis for the same period last year. On May 16, 2003, the Company completed a rights offering under which it issued 14.1 million shares of common stock. Accordingly, the weighted average shares outstanding were 19.7 million and 5.4 million for the 12 weeks ended October 10, 2003 and October 11, 2002, respectively. The weighted average shares outstanding were 16.1 million and 5.3 million for the 28 weeks ended October 10, 2003 and October 11, 2002, respectively.

Bill Davis, President and Chief Executive Officer commented, "We continue to see our operating results improve over last year. While the summer months can be a challenging time in our industry, we are pleased with the gross margin improvement and the strong comparable revenue increases, particularly with the Tutor Time corporate and franchise centers. We are starting to reap the benefits from this acquisition and believe we will return to profitability by our fourth quarter."


                         SELECTED INCOME STATEMENT DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             12 WEEKS ENDED                                 28 WEEKS ENDED

                                OCTOBER 10, 2003       OCTOBER 11, 2002       OCTOBER 10, 2003        OCTOBER 11, 2002
        Revenue, net           $       45,069        $       43,530          $     107,829          $     87,828

        Gross profit           $        4,132        $        2,694          $      12,137          $      7,209

       Operating loss          $       (1,069)       $      (10,470)         $        (485)         $    (10,733)

         Net (loss)            $       (1,553)       $      (11,388)         $      (1,823)         $    (16,764)

       Basic and diluted
         (loss) per share      $        (0.08)       $        (2.10)         $       (0.11)         $      (3.15)



                                     -more-

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                      SELECTED BALANCE SHEET DATA
                             (IN THOUSANDS)

                                 OCTOBER 10, 2003      MARCH 28, 2003

    Total Current Assets             $17,256               $14,347

        Total Assets                 $85,973               $83,945

  Total Current Liabilities          $44,824               $27,080

      Total Liabilities              $49,904               $58,132

    Shareholders' Equity             $36,069               $25,813


Childtime Learning Centers, Inc. (www.childtime.com) of Novi, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation's largest publicly-traded child care providers with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in over 470 corporate and franchise centers worldwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.